Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-167728 on Form S-3 of our report dated April 13, 2010, relating to the consolidated financial statements of Perry Ellis International, Inc., and the effectiveness of Perry Ellis International, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended January 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

September 24, 2010